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                                                                    EXHIBIT 99.2

                         CATALINA MARKETING CORPORATION
               FISCAL 2005 FIRST QUARTER CONFERENCE CALL - SCRIPT

                                 August 16, 2004

I. Operator

II. Dick Buell

Good morning. Thank you for joining us for today's discussion on Catalina Marketing's first quarter of fiscal 2005. I'm Dick Buell, CEO of Catalina and today I am joined by:

      -     Chris Wolf, Catalina's CFO and

      -     Joanne Freiberger, vice president of finance.

Prior to beginning our call, I need to share our safe harbor language with you. Certain statements included on our call today will be forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes rules, Regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company's customers, the pace of installation of the company's store network, the success of new services and businesses and the pace of their implementation, the company's ability to maintain favorable client relationships, the timing of the completion of the company's future SEC filings, the outcome and impact of an ongoing SEC investigation into certain of the company's prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

In today's conference call we will discuss several items including our key accomplishments to date, the first quarter results, and the outlook for the remainder of the year.

We will begin with Chris Wolf reviewing the first quarter numbers and our financial perspective.

III.  Chris Wolf

Thank you, Dick.

Before I begin my review, I'd like to remind everyone that, in addition to the press release distributed earlier this morning, the June 30, 2004 Form 10-Q was filed with the Securities and Exchange Commission today. I encourage all of you to read that document.

In addition, as we have previously disclosed, the company announced its intent to divest DMS, Japan Billboard and CMRS because they were deemed not to be strategically aligned with the company's current core competencies. As such, in addition to the GAAP results, I will also provide you with the relevant pro forma results excluding DMS, Japan Billboard and CMRS.

One more point, as we disclosed in the March 31, 2004 Form 10-K, it was our intent to combine the manufacturer services segment and the retail services segment due to a restructuring of our business in an effort to optimize our selling efforts with our manufacturer

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and retail clients. Before I begin the detailed review for the quarter, I want to point out that this is the first full quarter that the manufacturer services segment and the retail segment have been combined and that they are now being reported as Catalina Marketing Services, or `CMS.'

Let me begin the review by looking at revenues for the quarter.

Fiscal year 2005 first quarter consolidated revenues of $105.6 million were 3.4% ahead of Q104 revenues of $102.2 million.

CMS revenues grew $3.8 million primarily due to an increase in the volume of promotions printed, partially offset by a decrease in average price per print due to product mix. In addition, part of the offset was attributable to a decline in loyalty card revenues due to the disposition of the loyalty card business at the end of fiscal year 2004.

International revenues grew $5.1 million, or 56.4%, year over year mainly from an increase in the volume of promotions delivered and favorable foreign exchange rates. On a local currency basis, revenues increased 35.9%, with growth in all countries.

CHR revenues increased $3.4 million, or 23.5%, year over year, primarily due to a favorable shift in program mix to higher revenue generating types of programs.

However, these increases were partially offset by revenue declines in our businesses targeted for divestiture, including:

      - A $5.9 million decline in revenues at DMS due to a reduction in targeted direct mail programs,

      -     An $800 thousand reduction in revenues from Japan Billboard, and

      -     A $2.4 million decline in revenues at Research Solutions.

Excluding the revenues related to these businesses, consolidated revenues for the first quarter increased by 15.1% from $82.9 million in fiscal 2004 to $95.4 million in fiscal 2005.

NOW TURNING TO COST AND EXPENSES.

For the first quarter of fiscal year 2005, consolidated direct operating expenses were $41.7 million, a decline of 11.0% compared with the first quarter of fiscal year 2004 total of $46.8 million. As a percentage of revenues, direct operating expenses declined to 39.5% in Q1 of fiscal year 2005 compared with 45.8% in the same period of fiscal year 2004.

The largest dollar decreases in consolidated direct operating expenses related to third-party costs incurred for product mailings in DMS and billboard-related expenses.

CHR contributed to the reduction in direct operating expenses as a percentage of revenue with a reduction in retailer fees and executive administrative expenses.

These cost reductions were partially offset by an increase in sales commission expense. In addition, printer paper costs increased in both the U.S. and Europe which was directly correlated with increased print levels in both businesses.

On a pro forma basis, excluding the results related to DMS, Japan Billboard and CMRS, direct operating expenses were $33.8 million, an increase of 3.0% from the first quarter of fiscal year 2004 total of $32.8 million. As a percentage of revenues, pro-forma direct operating expenses were 35.4% in first quarter of fiscal year 2005 versus 39.6% in the corresponding prior year quarter.

Fiscal year 2005 first quarter consolidated selling, general and administrative, or SG&A expenses, were $31.8

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million, a decrease of 10.8%, or $3.8 million, compared with the first quarter of fiscal year 2004 SG&A expenses of $35.6 million. As a percentage of revenues, SG&A expenses in Q1 of fiscal year 2005 decreased to 30.1% of revenues from 34.8% of revenues in the quarter ended June 30, 2003.

      The largest dollar decreases were driven by lower sales force expenses and marketing costs. These decreases were partially offset by increases in legal, finance & accounting costs related to the completion of the filings of our financial statements.

On a pro forma basis, excluding the results related to DMS, Japan Billboard and CMRS, SG&A expenses were $28.8 million, a decrease of 4.7% from the first quarter of the fiscal year 2004 total of $30.2 million. As a percentage of revenues, pro forma SG&A expenses were 30.2% in the quarter ended June 30, 2004 versus 36.5% in the same period of last year.

First quarter consolidated depreciation and amortization expense was $12.2 million, a 3.3% increase over the first quarter of fiscal year 2004 expense of $11.8 million.

On a pro forma basis, excluding the results of DMS, Japan Billboard and CMRS, depreciation and amortization expense was $11.6 million, an increase of $400 thousand from $11.2 million of expense in Q1 of fiscal year 2004.

As we have disclosed earlier, the Company announced its intent to divest DMS, Japan Billboard and CMRS because they were deemed not to be strategically aligned with the Company's core competencies. However, until each of these businesses are divested, the company will continue to test the remaining goodwill related to these operations for possible impairment in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

The company tested DMS' goodwill for impairment again during the three months ended June 30, 2004, primarily due to a further decline in DMS' forecasted cash flows. Based on this testing, we recorded an additional impairment charge of $1.6 million, reducing the remaining goodwill balance at DMS to zero.

There were no changes in the carrying value of goodwill or other assets for either CMRS or Japan Billboard this quarter, thus no impairment charges were recognized on the assets of these entities. We will continue to test these entities on a quarterly basis until their disposition.

TURNING TO INTEREST EXPENSE AND TAXES

Consolidated interest expense increased to $600 thousand in the first quarter of fiscal year 2005 from $500 thousand in the same period last year primarily due to higher interest rates.

The consolidated provision for income taxes of $7.0 million recognized in the first quarter of fiscal 2005 increased to 39.2% of pre-tax income compared with $3.1 million, or 38.5% of income recognized in the same period last year. The rate increase was primarily due to nondeductible goodwill impairment charges, as well as the effect of higher state taxes and foreign taxes in the current fiscal year.

On a pro forma basis, excluding the results of DMS, Japan Billboard and CMRS, we recognized $7.5 million of tax expense on $20.8 million of pre-tax income, resulting in a tax rate of 35.9% in Q1 of fiscal year 2005, compared to $3.3 million of tax expense on $8.9 million of pre-tax income, resulting in a tax rate of 37.0% in Q1 of fiscal year 2004.

Net Income/Loss

For the three months ended June 30, 2004, we had consolidated net income of $10.9 million, or 21 cents per diluted share, compared to net income of $4.3 million, or 8 cents per diluted share for the comparable prior year period. As a percentage of revenues, consolidated net income was 10.3% in Q1 of fiscal 2005 and 4.2% in the first quarter of fiscal 2004.

Excluding the results of DMS, Japan Billboard and CMRS, pro forma net income for the first fiscal quarter of 2005 was $13.4 million, or 14.0% of revenues, compared to Q1 of fiscal 2005 net income of $5.6 million, or 6.8% of revenues recognized in Q1 of fiscal 2004. First quarter pro-forma net income was 26 cents and 11 cents per diluted share in fiscal 2005 and 2004, respectively.

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TURNING TO CASH FLOW AND LIQUIDITY

During the three months ended June 30, 2004, we generated cash flow from operating activities of $1.9 million compared to cash generated from operating activities in fiscal 2004 of $17.3 million. The decrease in cash provided by operating activities year over year is primarily due to a use of cash in working capital, partially offset by the increase in net income. Accounts receivable increased due to an increase in revenues and the timing of customer collections, while accrued expenses decreased due to the timing of payroll-related expenditures, decreases in accrued professional fees and retailer fees payable.

Capital expenditures during the quarter were $2.1 million compared with $9.7 million for the first quarter of the prior year. The primary variance is attributable to the large store increases in international in Q1 of Fiscal 2004
- specifically in Japan as we added Ito Yakado and Maruetsu to the network.

Overall, our cash decreased by $1.2 million during the first quarter as a result of these net uses of cash. The cash balance at June 30, 2004 was $71.5 million compared with $8.9 million at June 30, 2003.

Finally, I'll discuss our debt facilities.

The company's debt facilities consist of three major items, the detail of rates and structures of which are outlined further in the March 31, 2004 Form 10-K. The three major items include:

      1. The Corporate Facility, which is available to finance capital expenditures, current operating requirements in our domestic and European subsidiaries and other investments. The Corporate Facility expires on August 31, 2004. At June 30, 2004, there was no outstanding balance on the Corporate Facility.

      2. Catalina also has a lease agreement which governs the $30.5 million obligation related to our corporate headquarters, in St. Petersburg, Florida, and

      3. We also have a credit agreement for the financing requirements of Catalina Marketing Japan. As of June 30, 2004, there was $36.0 million outstanding under the Japan Credit Facilities.

The company remains in compliance with all financial covenants related to all of its credit facilities. We have already begun discussions with our bank group to initiate a new credit facility, in advance of the expiration date of the existing facility. We believe the terms of the new facility will be less restrictive than those of the current facility, given that it was negotiated during our period of late filing.

I know that this is a lot of information to absorb in this format, and, again, I encourage all of you to read the Form 10-Q filed today for the detailed explanations of these items. Before closing, I would like to emphasize that we are pleased to have filed the current information within the time period promised. The remaining items that we have to complete to bring us totally up to date with our SEC filings are the second and third quarters Form 10-Q filings for fiscal year 2004. We fully anticipate filing these remaining quarters within 30 days and bringing closure to this process.

Now I would like to turn the call back over to Dick Buell.

IV.   Dick Buell

Thank you, Chris. I would now like to share our comments regarding the first quarter results.

Three important accomplishments in the first quarter of the year are evidence of Catalina's management commitment to focus on long-term profitability.

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      -     First, from a corporate perspective, progress has been made in setting direction and establishing priorities. Catalina Marketing's overall vision, strategy, and growth plans have been initiated. Our new Catalina business alignments and the organization are being managed and directed to effectively execute our strategy. In addition, our three exectutional priorities reemphasising new products, controlling costs and developing people. are driving our management decisions and actions.

      - Second, Catalina Marketing is moving forward on a number of new products and applications for its network through market tests and pilots across all three divisions. In addition, we have created a dedicated new business development group to lead and drive our important growth initiatives.

      - Finally, Catalina has taken a step forward with a key market test which is unfolding in the mass merchandiser channel.

This is just a start and further investments are both planned as well as being made in support of concept development, pilot tests and commercialization of these other and other new initiatives.

On our business results, specific business results are encouraging as all units not targeted for divestiture exceeded last year's comparable quarter:

      - Catalina Marketing Services, CMS, outperformed last year's sales and profit levels by continuing to secure a number of manufacturer and retail contract renewals. Catalina Category Marketing, CCM, a key new product is off to a strong start with 36 signed contracts since its launch earlier this calendar year. More than 70 percent of this new CCM revenue is incremental. Furthermore, this group launched the first broad-scale use of the network as an advertising vehicle. A leading CPG company is using the Catalina Marketing Network(R) to deliver a sequence of advertising messages on a mass scale to its desired consumers. This Catalina direct to consumer communication is part of a fully-integrated marketing campaign that encompasses traditional television and radio advertising. This action reinforces Catalina's value as an innovative media option that has high audience reach, communication impact and effectiveness for consumer packaged goods companies.

      - In Catalina Marketing International positive momentum continues in all countries. Over the past few months, France continued to show strong sales and profit progress, Italy captured key retail renewal contracts, Germany has launched additional pilots, and the UK rolled out additional stores with a major retailer. Of special note is Japan which has shown improvement in sales growth, adding significant revenue. As you remember last year, Japan successfully established a significant presence in the retail sector and was challenged with filling the manufacturer pipeline. Japan's numbers now reflect its progress in this important market opportunity.

      - At CHR, the restructuring plan has repositioned the company for long-term sales and profit growth. During the first quarter, meaningful new revenue is attributed to securing new brand contracts, the signing of a major new global pharmaceutical manufacturer and incrementally adding to the network with the growth of core drug retail chain additions.

Challenges and hard times are often the motivating force a company needs to correct its direction, and Catalina Marketing is no exception. The first quarter results of '05 reflect that the company has already taken some steps necessary to re-energize and rejuvenate the core businesses, and importantly, lay the foundation for future growth.

I am pleased to see a number of expansion ideas for growth opportunities in live market tests, not just in planning documents. The learning provided by these tests is a significant step forward to see the successful implementation of an efficient and effective long-term plan.

And now our 2005 Qualitative Outlook.

It is important to emphasize that our entire management team is committed to developing and implementing initiatives that will grow long term revenue and profitability. Consequently, in the future, financial guidance of the company will not be given. At the same time, with the lack of information available for an extended period of time, we recognize the importance of sharing some qualitative perspective on fiscal 2005.

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Today's action steps and investments are expected to yield returns over the next several years. To reach desired growth levels, investments on the balance sheet and in the income statement will be made now to enhance the future business performance.

As background, and in an effort to establish a baseline for future comparisons, we will refer to numbers that have been adjusted to reflect the planned divestitures of the Japan Billboard Business, Direct Marketing Services and Research Solutions, as well as the removal of the $11.6 million one-time deferral of CHR revenue. With those adjustments, the 2003 EPS was $0.98 per share and the 2004 EPS was $1.06. Operating income for adjusted fiscal 2003 reached $90 million and 2004 finished at $89 million. The adjusted revenue for fiscal 2003 was $386 million and rose to $397 million in fiscal 2004.

Fiscal year 2005 is projected to be a solid-performing year with stable to flat revenues and consistent operating income relative to '03 and '04 performances. Strong retail renewals, solid manufacturer relationships, and new application innovations will provide needed stability in CMS.

There is still much to be accomplished in revitalizing and redeveloping growth in Catalina Marketing Services. To simply reach the sales levels of a year ago, this division needs to continue hard work to gain new incremental business. The sales effort is materializing. And yet, the first quarter numbers reflect the smallest hurdle created from last year's challenges. Retail expansion and product innovation will drive a stronger Catalina Health Resource. Individual country development and creative marketing solutions will provide steady growth in Catalina Marketing International.

As I have stated on prior calls, we began this fiscal year with three key executional priorities and those priorities are becoming institutionalized throughout all Catalina functions. Employees understand that everyone has a responsibility to:

      -     Create new and innovative solutions for clients,

      -     Control costs through efficient deployment of resources, and

      -     Ensure that all employees are challenged and developing.

At the same time, our plan has been created to secure long-term profitable growth through a 5-year growth plan. This long-term plan focuses on:

      - First, enhancing current applications and extending the company's current product line,

      - Second, extending channel reach and creating new and innovative products, as well as pursuing new geographies when appropriate, and

      -     Third, the long term goal is to develop a portfolio of new networks.

The ultimate goal is to establish Catalina Marketing as the dominant leader in behavior-based marketing solutions wherever and whenever packaged goods and healthcare products are sold.

V.    Dick Buell Opens Q&A

Now let's open the lines to questions.

VI.   Operator

VII.  Dick Buell Close

I'd like to share a couple of perspectives.

Key opportunities are available to this organization and I am encouraged about Catalina Marketing's prospects.

Catalina Marketing is strong and our business will continue to build momentum in an effort to generate long-term growth and profitability.

Thank you for your time today. Chris Wolf and Joanne Freiberger will be available throughout the day to answer any additional questions you might have. We look forward to speaking with you again soon.